EXHIBIT 99.2

News Release

May 28, 2008

For additional information contact:

Jorge A. Junquera	Teruca Rullán
Chief Financial Officer	Senior Vice President
Senior Executive Vice President	Corporate Communications
787-754-1685	1-917-679-3596

Or visit our web site at http://www.popular.com

FOR IMMEDIATE RELEASE:

Popular, Inc. Announces Completion of Public Offering of 8.25% Non-cumulative Monthly Income Preferred Stock, Series B

San Juan, Puerto Rico, May 28, 2008 - Popular, Inc. announced today that it has completed its previously announced public offering of $400 million of 8.25% Non-cumulative Monthly Income Preferred Stock, Series B. The offering, which was oversubscribed, was priced at $25 per share.

“We are very pleased with the market’s response,” said Richard L. Carrión, Chairman and CEO of Popular. “We raised more capital than we originally planned. The fact that the issue was completely sold in Puerto Rico is a testimony to the strength of our franchise and we are grateful for that.”

Net proceeds will be used for general corporate purposes, including funding subsidiaries and increasing Popular’s liquidity and capital. Popular intends to list the preferred stock on the NASDAQ Stock Market on Thursday, May 29, 2008, under the symbol “BPOPP.”

Popular Securities and UBS Financial Services Incorporated of Puerto Rico served as joint book-running managers.

Forward-Looking Statements

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations. Factors such as changes in interest rate environment as well as general changes in business market and economic conditions may cause actual events to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see Popular’s Annual Report on Form 10-K for the year ended December 31, 2007 as well as its filings with the U.S. Securities and Exchange Commission. Popular assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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Popular, Inc. is a full service financial services provider based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico (“BPPR”), as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United State s, the Corporation operates Banco Popular North America (“BPNA”), including its wholly-owned subsidiary E-LOAN, and Popular Financial Holdings (“PFH”). BPNA is a community bank providing a broad range of financial services and products to the communities it serves. BPNA operates branches in New York, California, Illinois, New Jersey, Florida and Texas. E-LOAN offers online consumer direct lending and provides an online platform to raise deposits for BPNA. PFH primarily continues to carry a maturing loan portfolio and operates a mortgage loan servicing unit. The Corporation, through its transaction processing company, EVERTEC, continues to use its expertise in technology as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America, as well as internally servicing many of its subsidiaries’ system infrastructures and transactional processing businesses. The Corporation is exporting its 114 years of experience through these regions and is committed to foster growth in the communities it serves.

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